CENTRAL FEDERAL CORPORATION
Exhibit 32.1
Section 1350 Certifications of the Chief Executive Officer and Chief Financial Officer
Pursuant to 18 U.S.C. Section 1350, each of the undersigned officers of Central Federal Corporation (the “Company”), hereby certifies that the (i) Company’s Form 10-QSB for the fiscal quarter ended June 30, 2006 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 11, 2006	By:	/s/ Mark S. Allio
Mark S. Allio
Chairman of the Board, President and Chief Executive Officer

Dated: August 11, 2006	By:	/s/ Therese Ann Liutkus
Therese Ann Liutkus, CPA
Treasurer and Chief Financial Officer